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                                                                    EXHIBIT 11.1


                         EARNINGS PER SHARE COMPUTATION

     Earnings per share calculations may be affected by the granting of stock options under the provisions of MPSI Systems Inc. Stock Option Plans. The granting of these options may have a dilutive effect on earnings per common and common equivalent share. Following is a summary computation of the weighted average number of shares outstanding and earnings per share using the treasury-stock method.

     Fiscal Year Ended September 30, 1997:


WEIGHTED AVERAGE SHARES OUTSTANDING              WEIGHTED AVERAGE INCREMENTAL SHARES
-----------------------------------              -----------------------------------
                                                 1997           1996            1995
                                              -----------    -----------     -----------
     Common stock:
       Outstanding throughout the period        2,794,000      2,733,000       2,728,000
       Stock options exercised                      4,000         10,000           3,000
       Stock issued to 401(k) Plan                     --         13,000              --
       Dilutive unexercised stock options*         22,000             --          71,000
                                              -----------    -----------     -----------
          Total shares                          2,820,000      2,756,000       2,802,000
                                              ===========    ===========     ===========

     Net income (loss)                        $ 1,103,000    $  (623,000)    $ 2,029,000
                                              ===========    ===========     ===========

     Per share                                $       .39    $      (.23)    $       .72
                                              ===========    ===========     ===========


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*   Represents incremental shares as computed using the Treasury Stock Method applied to all outstanding options which would be dilutive if exercised.